Exhibit 10.3
This Executive Employment Agreement (this “Agreement”) is entered into on April 15, 2020, by and between Mylan N.V., Mylan Inc. (the “Company”) and Robert J. Coury (the “Executive”).
RECITALS:
WHEREAS, Mylan N.V., the Company and Mr. Coury are currently parties to a letter agreement, dated June 3, 2016, governing the terms of his service as non-executive Chairman of the Board of Directors of Mylan N.V. (the “Chairman Agreement”);
WHEREAS, prior to entering into discussions with Pfizer Inc. (“Pfizer”) relating to the Proposed Transaction (as defined below), in recognition of Mr. Coury’s overall strategic leadership of Mylan N.V., leadership of the Board of Directors of Mylan N.V. (the “Board”) and the unexpected and significantly increased efforts expended by Mr. Coury on Mylan N.V.’s behalf, among other things, the Board discussed and intended that Mr. Coury reassume the position of Executive Chairman of Mylan N.V.;
WHEREAS, the Board previously determined that, in connection with the consummation of Mylan N.V.’s pending transaction (the “Proposed Transaction”) to combine with the Upjohn business of Pfizer to create Viatris Inc. (“Viatris”), Mr. Coury should become the Executive Chairman of Viatris (or, in the event the Proposed Transaction is not consummated, the Executive Chairman of Mylan N.V.);
WHEREAS, in light of the unprecedented environment created by the COVID-19 pandemic and the resulting disruption to global markets and the pharmaceutical industry, among other reasons, the Board has determined that it is in the best interests of Mylan N.V. for Mr. Coury to immediately assume the position of Executive Chairman of Mylan N.V.;
WHEREAS, in furtherance of the foregoing, the Board has determined that the Company should enter into an employment agreement with Mr. Coury of limited duration that will provide for his employment solely for the remainder of calendar year 2020 and for remuneration paid during such period that is consistent with his current remuneration for services as non-executive Chairman;
WHEREAS, (i) the Board previously considered approving an agreement between the parties providing for additional compensation arrangements, as disclosed in the Definitive Proxy Statement of Mylan N.V. in connection with the Proposed Transaction, and (ii) in light of the Proposed Transaction, the Board determined that consideration of such arrangements should be deferred until after the consummation of the Proposed Transaction (or following the determination that the Proposed Transaction will not be consummated);
WHEREAS, the Board still intends that the Board of Directors of Viatris (or the Board, as the case may be) will take up consideration of the previously disclosed compensation arrangements in connection with a determination of the terms and conditions of Mr. Coury’s employment following the consummation of the Proposed Transaction (or following the determination that the Proposed Transaction will not be consummated, as the case may be) and thereafter (including any new or extended employment agreement) as it determines in its discretion; and
WHEREAS, the parties hereto wish to set forth herein the terms of Mr. Coury’s employment as Executive Chairman of Mylan N.V. effective as of April 15, 2020 (the “Effective Date”).
NOW, THEREFORE, in consideration of the promises and mutual obligations of the parties contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
1.Employment of Executive; Position and Duties. The Executive shall serve as Chairman of the Board of Directors of Mylan N.V. (the “Board”) with the title of “Executive Chairman” of Mylan N.V. and the Executive shall be employed by the Company as “Executive Chairman”. In the role of Executive Chairman, the Executive shall have such duties, roles and responsibilities consistent with such position, including but not limited to those described on Schedule A hereto, or as are otherwise agreed upon from time to time by the Executive and the Board. The Executive shall report directly to the Board. The Executive’s principal work location will be the Company’s office located in Los Angeles, California, but the Executive acknowledges that he will be required to engage in substantial domestic and international travel in accordance with the Company’s business needs from time to time.
2.    Effective Date; Term of Employment. This Agreement shall commence and be effective as of the Effective Date, and shall terminate at the close of business on December 31, 2020, unless earlier terminated in accordance with the terms of this Agreement or extended by mutual agreement of the parties (the period during which the Executive is employed pursuant to this Agreement, the “Term of Employment”). It is the intention of the parties that this Agreement will be extended or renewed by, or that the Executive will enter into a superseding agreement approved by, the Board of Directors of Viatris following the consummation of the Proposed Transaction (or the Board in the event the Proposed Transaction is not consummated), subject to the determination of the Board of Directors of Viatris or the Board, as applicable, at such time.
3.    Executive’s Compensation. During the Term of Employment, the Executive’s compensation shall include the following:
(a)    Annual Base Salary. The Executive’s annual base salary as of the Effective Date shall be equal to $1,800,000, payable in accordance with the Company’s normal payroll practices for its executive officers. The Executive’s base salary may be increased from time to time at the discretion of the Board (or any committee thereof having authority over executive compensation (the “Committee”)) and once increased may not be decreased. The base salary as in effect from time to time in accordance with this Agreement shall be referred to as the “Base Salary.”

(b)    2020 Incentive Programs. Subject to the determination of the Board of Directors of Viatris following the consummation of the Proposed Transaction (or the Board in the event the Proposed Transaction is not consummated), the Executive shall be eligible to participate in the short-term and long-term incentive or bonus plans of Mylan N.V. (or the corresponding plan of any parent, subsidiary or affiliate) in respect of fiscal year 2020 on the terms specified by such Board (it being understood that the Executive shall not receive any award, payment or other benefits pursuant to such incentive or bonus plan until the Board of Directors of Viatris or the Board, as applicable, shall have made such determination in accordance with this Section 3(b)).
(c)    Chairman Retention RSUs; Stock Options. The unvested portion of the Executive’s Chairman Retention RSUs (as defined in the Chairman Agreement) shall remain eligible for continued vesting in accordance with the terms of the Chairman Retention RSUs, including immediate vesting in the event the Executive ceases to serve in the role of Chairman of the Board (whether in an executive or non-executive capacity) for any reason (including death or disability), other than as the result of a voluntary resignation from such role without Good Reason or involuntary removal from such role for Cause (in each case, for purposes of this Section 3(c), as defined in the Chairman Agreement). Upon such vesting, shares in respect of the Chairman RSUs will be distributed as soon as practicable, but in no event later than three (3) business days following the vesting date. For the avoidance of doubt, all unexercised stock options held by the Executive shall remain exercisable for the full term of such stock option (i.e., ten (10) years from the grant date) in accordance with Section 6(a) of Exhibit A of the Chairman Agreement.
(d)    Fringe Benefits and Expense Reimbursement. The Executive shall receive such benefits and perquisites of employment as were provided to the Executive immediately prior to the Executive’s retirement from the Company in 2016; provided, however, that the Executive shall participate in the Company’s retirement and welfare benefit plans and programs on no less favorable terms than the Company’s other senior executives. Because of persistent and serious security concerns, the Executive shall be entitled to usage of the Company’s aircraft for the Executive and the Executive’s family for business and personal purposes. The Company shall reimburse the Executive for all ordinary and necessary business expenses in accordance with established Company policy and procedures.
(e)    Chairman Retainer. In connection with the commencement of the Executive’s role as Executive Chairman, the Executive shall repay to Mylan N.V. or the Company an amount equal to the pro-rata portion of the Executive’s Chairman Retainer (as defined in the Chairman Agreement) paid to the Executive with respect to the second fiscal quarter of fiscal year 2020 for the period beginning on the Effective Date and ending on June 30, 2020, no later than 30 days after the Effective Date. The Executive shall cease receiving the Chairman Retainer for any period following the Effective Date.

4.    Confidentiality. The Executive recognizes and acknowledges that the business interests of the Company and its subsidiaries, parents and affiliates (collectively, the “Affiliated Companies”) require a confidential relationship between the Affiliated Companies and the Executive and the fullest protection and confidential treatment of the financial data, customer information, supplier information, market information, marketing and/or promotional techniques and methods, pricing information, purchase information, sales policies, employee lists, policy and procedure information, records, advertising information, computer records, trade secrets, know-how, plans and programs, sources of supply and other knowledge of the business of the Affiliated Companies (all of which are hereinafter jointly termed “Confidential Information”) which have or may in whole or in part be conceived, learned or obtained by the Executive in the course of the Executive’s employment with the Company or service on the Board. Accordingly, the Executive agrees to keep secret and treat as confidential all Confidential Information whether or not copyrightable or patentable, and agrees not to knowingly use or aid others in learning of or using any Confidential Information except in the ordinary course of business and in furtherance of the Affiliated Companies’ interests. During the Term of Employment and at all times thereafter, except insofar as the Executive believes in good faith that disclosure is consistent with the Affiliated Companies’ business interests:
(a)    The Executive will not knowingly disclose any Confidential Information to anyone outside the Affiliated Companies;
(b)    The Executive will not make copies of or otherwise knowingly disclose the contents of documents containing or constituting Confidential Information;
(c)    As to documents which are delivered to the Executive or which are made available to him as a necessary part of the working relationships and duties of the Executive within the business of the Affiliated Companies, the Executive will treat such documents confidentially and will treat such documents as proprietary and confidential, not to be knowingly reproduced, disclosed or used without appropriate authority of the Affiliated Companies;
(d)    The Executive will not knowingly advise others that the information and/or know-how included in Confidential Information is known to or used by the Affiliated Companies; and
(e)    The Executive will not in any manner knowingly disclose or use Confidential Information for the Executive’s own account and will not knowingly aid, assist or abet others in the use of Confidential Information for their account or benefit, or for the account or benefit of any person or entity other than the Affiliated Companies.
The obligations set forth in this paragraph are in addition to any other agreements the Executive may have with the Company and any and all rights the Company may have under state or federal statutes or common law. Anything herein to the contrary notwithstanding, the provisions of this Section 4 shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement or other agreement between the Executive or the Company or any Affiliated Company, including, but not limited to, the enforcement of any such agreement, (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 4 or (iv) as to information that is or becomes available to the Executive on a non-confidential basis from a source which is entitled to disclose it to the Executive.
Nothing in or about this Agreement prohibits the Executive from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (ii) providing Confidential Information or information about this Agreement or any Affiliated Company to the SEC, or providing the SEC with information that would otherwise violate any section of this Agreement, to the extent permitted by Section 21F of the Exchange Act; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F of the Exchange Act.
The Executive is advised that the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Confidential Information or information about this Agreement or any Affiliated Company that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. § 1833(b)) applies that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.
5.    Non-Competition and Non-Solicitation. The Executive agrees that during the Term of Employment and for a period ending two (2) years after the Executive ceases to be employed by the Affiliated Companies (a “Termination of Employment”) for any reason:
(a)    The Executive shall not whether for himself or for any other person, company, corporation or other entity be or become associated in any way (including but not limited to the association set forth in (i)-(vii) of this subsection) with any business or organization which is directly or indirectly engaged in the research, development, manufacture, production, marketing, promotion or sale of any product the same as or similar to those of the Affiliated Companies, or which competes or has announced an intention to compete in any line of business with the Affiliated Companies. Notwithstanding the foregoing, the Executive may during the period in which this paragraph is in effect own stock or other interests in corporations or other entities that engage in businesses the same or substantially similar to those engaged in by the Affiliated Companies, provided that the Executive does not, directly or indirectly (including without limitation as the result of ownership or control of another corporation or other entity), individually or as part of a group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) (i) control or have the ability to control the corporation or other entity, (ii) provide to the corporation or entity, whether as an executive, consultant or otherwise, advice or consultation, (iii) provide to the corporation or entity any confidential or proprietary information regarding the Affiliated Companies or their businesses or regarding the conduct of businesses similar to those of the Affiliated Companies, (iv) hold or have the right by contract or arrangement or understanding with other parties to hold a position on the board of directors or other governing body of the corporation or entity or have the right by contract or arrangement or understanding with other parties to elect one or more persons to any such position, (v) hold a position as an officer of the corporation or entity, (vi) have the purpose to change or influence the control of the corporation or entity (other than solely by the voting of his shares or ownership interest) or (vii) have a business or other relationship, by contract or otherwise, with the corporation or entity other than as a passive investor in it; provided, however, that the Executive may vote his shares or ownership interest in such manner as he chooses provided that such action does not otherwise violate the prohibitions set forth in this sentence.
(b)    The Executive will not either for himself or for any other person, partnership, firm, company, corporation or other entity, contact, solicit, divert or take away any of the customers or suppliers of the Affiliated Companies.
(c)    The Executive will not solicit, entice or otherwise induce any employee of the Affiliated Companies to leave the employ of the Affiliated Companies for any reason whatsoever; nor will the Executive knowingly aid, assist or abet any other person or entity in soliciting or hiring any employee of the Affiliated Companies, nor will the Executive otherwise interfere with any contractual or other business relationships between the Affiliated Companies and their employees.
6.    Severability. Should a court of competent jurisdiction determine that any section or sub-section of this Agreement is unenforceable because one or all of them are vague or overly broad, the parties agree that this Agreement may and shall be enforced to the maximum extent permitted by law. It is the intent of the parties that each section and sub-section of this Agreement be a separate and distinct promise and that unenforceability of any one subsection shall have no effect on the enforceability of another.
7.    Injunctive Relief. The parties agree that in the event of the Executive’s material violation of Sections 4 and/or 5 of this Agreement or any subsection thereunder, that the damage to the Company will be irreparable and that money damages will be difficult or impossible to ascertain. Accordingly, in addition to whatever other remedies the Company may have at law or in equity, the Executive recognizes and agrees that the Company shall be entitled to a temporary restraining order and a temporary and permanent injunction enjoining and prohibiting any acts not permissible pursuant to this Agreement.
8.    Termination of Employment.
(a)    Resignation. The Executive may resign from employment, whether or not the Executive resigns from the Board in connection with such resignation, at any time upon thirty (30) days written notice to the Company. During the thirty (30)-day period following the date on which the Executive gives notice, the Executive will make himself available to continue to perform the duties specified in Schedule A and will use his reasonable best efforts to effect a smooth and effective transition to the person (if any) who will replace the Executive. The Company reserves the right to accelerate the effective date of the Executive’s resignation. Notwithstanding the foregoing, if the Executive resigns with Good Reason (as defined below), he shall be entitled to resign immediately upon written notice to the Company and without any obligation to provide transition services. If the Executive resigns (with or without Good Reason), then the Executive shall be provided with wages and benefits through the effective date of the Executive’s resignation and any vested benefits payable to the Executive under plans and agreements of the Affiliated Companies or any predecessor to any of the Affiliated Companies (collectively the “Accrued Benefits”).
“Good Reason” shall mean: (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position as Executive Chairman (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1 of this Agreement, or any other diminution in such position (or removal from such position), authority, duties, responsibilities or conditions of employment (whether or not occurring solely as a result of Mylan N.V.’s ceasing to be a publicly traded entity or becoming a subsidiary or a division of a publicly traded entity), in each case excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive; (ii) a reduction in Executive’s Base Salary as in effect from time to time; (iii) failure to nominate the Executive as a member of the Board, removal of the Executive from (or failure to re-elect the Executive to) the position of Executive Chairman of the Board, or the appointment of an individual other than the Executive to serve as Chairman of the Board; (iv) any failure by the Company to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive; (v) the Company’s requiring the Executive to be based at any office or location without the consent of the Executive; (vi) any failure by the Company to comply with and satisfy Section 16 of this Agreement; or (vii) any other breach of this Agreement by the Company, excluding for this purpose an isolated, insubstantial and inadvertent breach that is not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive.
The Executive will continue to be bound by all provisions of this Agreement that survive the Executive’s Termination of Employment.
(b)    Termination by the Company. The Company may terminate the Executive’s employment, and if such termination is for Cause (as defined below), then the Executive shall immediately resign from the Board; provided that, if such termination is not for Cause, then the Company must provide the Executive with at least thirty (30) days written notice of such termination. For purposes of this Agreement, “Cause” shall mean the occurrence after the Effective Date of: (i) the Executive’s willful and continued

gross neglect of duties (other than resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a notice of termination for Good Reason), (ii) the willful engaging by the Executive in illegal conduct that is materially and demonstrably injurious to the Company or the Affiliated Companies or (iii) the willful engaging by the Executive in gross misconduct that is materially and demonstrably injurious to the Company or the Affiliated Companies which, in the case of clauses (i) and (iii), has not been cured within 30 days after a written demand for substantial performance is delivered to the Executive by the Board that specifically identifies the manner in which the Board believes that the Executive has grossly neglected his duties or has engaged in gross misconduct. No act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company or the Affiliated Companies. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company or the Affiliated Companies shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company or the Affiliated Companies. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding the Executive, if the Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, Cause exists and specifying the particulars thereof in detail. In the event of a dispute concerning the existence of “Cause,” any claim by the Executive that “Cause” does not exist shall be presumed correct unless the Company establishes by clear and convincing evidence that Cause exists. If the Executive is terminated by the Company (with or without Cause), then the Executive shall be provided with the Accrued Benefits.
(c)    Death. The employment of the Executive shall automatically terminate upon the Executive’s death. Upon such Termination of Employment as a result of death, the Company shall pay or provide to the Executive’s estate or beneficiaries the Accrued Benefits and any death benefits to which the Executive’s estate or beneficiaries are entitled pursuant to plans or arrangements of the Company.
(d)    Disability. The Executive’s employment shall terminate automatically in the event of the Executive’s Disability. Upon such Termination of Employment as a result of Disability, the Company shall pay or provide to the Executive the Accrued Benefits. “Disability” shall mean the Executive’s inability to perform his duties hereunder due to any medically determinable mental, physical or emotional impairment which can be expected to last for at least twelve (12) consecutive months.
(e)    Other Benefits. For the avoidance of doubt, following any Termination of Employment, the Executive shall continue to be eligible to participate in the

Supplemental Health Insurance Plan (or other successor or replacement plan provided to current or former executive officers of the Company) on the terms and conditions set forth in such plan, and shall make premium contributions on the same basis as other participants in such plan. The parties agree to cooperate such that the benefits provided under the Supplemental Health Insurance Plan are, to the extent practicable, provided in a manner so as to minimize adverse tax consequences to the Company under Section 4980D of the Code. Unless otherwise determined by the Board of Directors of Viatris following the consummation of the Proposed Transaction (or the Board in the event the Proposed Transaction is not consummated), notwithstanding anything in this Agreement or any other plan or agreement to the contrary, the Executive shall not participate in, and shall not be eligible for, any payments or benefits under the Mylan N.V. Severance Plan and Global Guidelines, adopted July 2019, or any other severance plan, program, arrangement, agreement or policy with or maintained by any of the Affiliated Companies.
(f)    Return of Company Property. Upon the Executive’s Termination of Employment for any reason, the Executive shall promptly return to the Company all records, memoranda, files, notes, papers, correspondence, reports, documents, books, diskettes, hard drives, electronic files, and all copies or abstracts thereof that the Executive has concerning the Company’s business. The Executive shall also promptly return all keys, identification cards or badges and other Company property. Anything to the contrary notwithstanding, nothing in this Section 8(f) shall prevent the Executive from retaining a home computer and security system, papers and other materials of a personal nature, including personal diaries, calendars and contact lists, information relating to the Executive’s compensation or relating to reimbursement of expenses, information that the Executive reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to the Executive’s employment, subject to the Executive’s compliance with Section 4.
(g)    No Duty to Mitigate; Disputes. There shall be no requirement on the part of the Executive to seek other employment or otherwise mitigate damages in order to be entitled to the full amount of any payments and benefits to which the Executive is otherwise entitled under this Agreement, and the amount of such payments and benefits shall not be subject to any set off or reduced by any compensation or benefits received by the Executive from other employment. The Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any forfeiture, set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others, whether based on contractual, fiduciary or other claims. In the event of any dispute between the Executive and the Company regarding the Executive’s right to payment under this Section 8 or otherwise, except as set forth below, the Company agrees that, notwithstanding any such dispute, the Company will not for any reason withhold payment of any amounts that the Executive would have been entitled to receive under Section 8(a) of this Agreement or otherwise had his employment ended by reason of resignation thereunder.

(h)    Cooperation. Upon the Executive’s Termination of Employment for any reason, the Company and the Executive shall mutually cooperate with each other in connection with the preparation of a press release or other public announcement relating to such Termination of Employment.
(i)    Section 280G Matters. Notwithstanding any other provision of this Agreement or any other plan, program, arrangement, agreement or policy with or maintained by any of the Affiliated Companies:
(i)    In the event it is determined by an independent nationally recognized public accounting firm, which is engaged and paid for by the Company or its parent prior to the consummation of any transaction constituting a Change of Control (which for purposes of this Section 8(i) shall mean a change in ownership or control as determined in accordance with the regulations promulgated under Section 280G of the Code), which accounting firm shall in no event be the accounting firm for the entity seeking to effectuate the Change of Control (the “Accountant”), which determination shall be certified by the Accountant and set forth in a certificate delivered to the Executive not less than ten (10) business days prior to the Change of Control setting forth in reasonable detail the basis of the Accountant’s calculations (including any assumptions that the Accountant made in performing the calculations), that part or all of the consideration, compensation or benefits to be paid to the Executive under this Agreement constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to the Executive under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds the maximum amount that would not give rise to any liability under Section 4999 of the Code, the amounts constituting “parachute payments” which would otherwise be payable to the Executive or for his benefit shall be reduced to the maximum amount that would not give rise to any liability under Section 4999 of the Code (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Accountant determines that without such reduction the Executive would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after-tax basis, that the Executive would be entitled to retain upon receipt of the Reduced Amount. In connection with making determinations under this Section 8(i), the Accountant shall take into account any positions to mitigate any excise taxes payable under Section 4999 of the Code, such as the value of any reasonable compensation for services to be rendered by the Executive before or after the Change of Control, including any amounts payable to the Executive following the Executive’s Termination of Employment with respect to any non-competition provisions that may apply to the Executive, and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.

(ii)    If the determination made pursuant to Section 8(i)(i) results in a reduction of the payments that would otherwise be paid to the Executive except for the application of Section 8(i)(i), the Company shall promptly give the Executive notice of such determination. Such reduction in payments shall be first applied to reduce any cash payments that the Executive would otherwise be entitled to receive (whether pursuant to this Agreement or otherwise) and shall thereafter be applied to reduce other payments and benefits, in each case, in reverse order beginning with the payments or benefits that are to be paid the furthest in time from the date of such determination, unless, to the extent permitted by Section 409A of the Code, the Executive elects to have the reduction in payments applied in a different order; provided that, in no event may such payments be reduced in a manner that would result in subjecting the Executive to additional taxation under Section 409A of the Code.
(iii)    As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of a determination hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the Executive’s benefit pursuant to this Agreement which should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the Executive’s benefit pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accountant, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accountant believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the Executive’s benefit shall be repaid by the Executive to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Executive is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. In the event that the Accountant, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the Executive’s benefit together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.
9.    Indemnification. The Company shall maintain D&O liability coverage pursuant to which the Executive shall be a covered insured. The Executive shall receive indemnification in accordance with the Company’s Bylaws in effect as of the date of this Agreement. Such indemnification shall be contractual in nature and shall remain in effect notwithstanding any future change to the Company’s Bylaws.

To the extent not otherwise limited by the Company’s Bylaws in effect as of the date of this Agreement, in the event that the Executive is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, (including those brought by or in the right of the Company) whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he is or was an officer, employee or agent of, or is or was serving the Company or any subsidiary of the Company, or is or was serving at the request of the Company or another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by law against all expenses, liabilities and losses (including attorneys fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith. Such right shall be a contract right and shall include the right to be paid by the Company expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by the Executive in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by the Executive while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding will be made only upon delivery to the Company of an undertaking, by or on behalf of the Executive, to repay all amounts to Company so advanced if it should be determined ultimately that the Executive is not entitled to be indemnified under this section or otherwise.
Promptly after receipt by the Executive of notice of the commencement of any action, suit or proceeding for which the Executive may be entitled to be indemnified, the Executive shall notify the Company in writing of the commencement thereof (but the failure to notify the Company shall not relieve it from any liability which it may have under this Section 9 unless and to the extent that it has been prejudiced in a material respect by such failure or from the forfeiture of substantial rights and defenses). If any such action, suit or proceeding is brought against the Executive and he notifies the Company of the commencement thereof, the Company will be entitled to participate therein, and, to the extent it may elect by written notice delivered to the Executive promptly after receiving the aforesaid notice from the Executive, to assume the defense thereof with counsel reasonably satisfactory to the Executive, which may be the same counsel as counsel to the Company. Notwithstanding the foregoing, the Executive shall have the right to employ his own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Executive unless (i) the employment of such counsel shall have been authorized in writing by the Company, (ii) the Company shall not have employed counsel reasonably satisfactory to the Executive to take charge of the defense of such action within a reasonable time after notice of commencement of the action or (iii) the Executive shall have reasonably concluded, after consultation with counsel to the Executive, that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable (in which case the Company shall not have the right to direct the defense of such action on behalf of the Executive), in any of which events such fees and expenses of one additional counsel shall be borne by the Company.

Anything in this Section 9 to the contrary notwithstanding, the Company shall not be liable for any settlement of any claim or action effected without its written consent.
10.    Legal Fees. Notwithstanding anything to the contrary in Section 9 of this Agreement, the Company shall reimburse the Executive for all costs (including but not limited to reasonable legal fees and expenses) incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or any agreement or arrangement referenced herein, or, to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder, in connection with any tax audit or proceeding. Such reimbursements shall be made promptly upon delivery of the Executive’s written request for payment accompanied by appropriate evidence of the costs so incurred.
11.    Other Agreements. This Agreement, the provisions of the Chairman Agreement relating to the Chairman RSUs, the Chairman RSU award agreement, any stock option award agreements relating to outstanding stock options and the Company’s Supplemental Health Insurance Plan contain the entire agreement of the parties with respect to the subject matter hereof, and except as otherwise set forth herein, supersedes all prior agreements between them, whether written or oral, with respect to the subject matter hereof.
12.    Notices. All notices hereunder to the parties hereto shall be in writing sent by certified mail, return receipt requested, postage prepaid, and by fax (receipt confirmed), addressed to the respective parties at the following addresses:
If to the Company:    Mylan Inc.
1000 Mylan Blvd.
Canonsburg, Pennsylvania 15317
Attn:    Chief Legal Officer
Fax:    (724) 514-1871
If to the Executive:    The Executive’s most recent home address or fax number on file with the Company.
Either party may, by written notice complying with the requirements of this section, specify another or different person or address for the purpose of notification hereunder. All notices shall be deemed to have been given and received on the day a fax is sent or, if mailed only, on the third business day following such mailing.
13.    Withholding. All payments required to be made by the Company hereunder to the Executive or his dependents, beneficiaries, or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.
14.    Modification and Waiver. This Agreement may not be changed or terminated orally, nor shall any change, termination or attempted waiver of any of the provisions contained in this Agreement be binding unless in writing and signed by the party against whom the same is sought to be enforced, nor shall this section itself by waived verbally. This Agreement may be amended only by a written instrument duly executed by or on behalf of the parties hereto.
15.    Construction of Agreement. This Agreement and all of its provisions were subject to negotiation and shall not be construed more strictly against one party than against another party regardless of which party drafted any particular provision.
16.    Successors and Assigns. This Agreement and all of its provisions, rights and obligations shall be binding upon and inure to the benefit of the parties hereto and the Company’s successors and assigns. This Agreement may be assigned by the Company to any person, firm or corporation which shall become the owner of substantially all of the assets of the Company or which shall succeed to the business of the Company; provided, however, that in the event of any such assignment the Company shall obtain an instrument in writing from the assignee in which such assignee assumes the obligations of the Company hereunder and shall deliver an executed copy thereof to the Executive. No right or interest to or in any payments or benefits hereunder shall be assignable by the Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term “beneficiaries” as used in this Agreement shall mean a beneficiary or beneficiary or beneficiaries so designated to receive any such amount, or if no beneficiary has been so designated, the legal representative of the Executive’s estate. No right, benefit, or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy, or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void, and of no effect.
Without limiting the generality of the foregoing, upon the consummation of the transactions contemplated by the Business Combination Agreement in connection with the Proposed Transaction, (a) Executive will become Chairman of the Board of Directors of Viatris and Executive Chairman of Viatris and (b) references in this Agreement to the “Company” shall refer to Viatris.
17.    Choice of Law and Forum. This Agreement shall be construed and enforced according to, and the rights and obligations of the parties shall be governed in all respects by, the laws of the State of New York. The parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in New York County, New York solely in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated by this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement, that it is not subject to this Agreement or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. The parties hereby consent to and grant any such court exclusive jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. The Executive and the Company (on its behalf and on behalf of its affiliates) each hereby waives any right to a trial by jury with respect to any dispute described in this Section 17; provided that the Executive does not waive any right to a trial by jury with respect to any action in which he alleges a breach by the Company of its obligations under the last sentence of Section 8(g) hereof.
18.    Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way affect the interpretation of any of the terms or conditions of this Agreement.
19.    Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
20.    Survivorship. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term of Employment (including, without limitation, those under Sections 3(b), 4, 5, 6, 7 and 8 hereof) shall survive such expiration.
21.    Conditions to Payment and Acceleration; Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement be exempt from or comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to the Executive under this Agreement until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following the Executive’s termination of employment (or death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which the Executive would become entitled to under the terms of the Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which the Executive remits the related taxes.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above mentioned, to be effective as of the Effective Date.

MYLAN N.V.,
by	/s/ Brian Roman
Name: Brian Roman
Title: Authorized Signatory

MYLAN INC.,
by	/s/ Thomas Salus
Name: Thomas Salus
Title: Authorized Signatory

/s/ Robert J. Coury
Robert J. Coury

Schedule A
Specified duties include but are not limited to:

•	Overall leadership and strategic direction of Mylan N.V. and the Affiliated Companies;

•	Providing guidance to the CEO and senior management of Mylan N.V. and the Affiliated Companies;

•	Coordination of activities of the Board;

•	Oversight and key involvement in talent management;

•	Communication with shareholders and other important constituencies;

•	Government and health policy;

•	Strategic business development;

•	Mergers and acquisitions;

•	Responsibilities of the Chairman as specified in the Rules of the Board of Mylan N.V.;

•	Leadership and strategic direction in navigating the unique challenges posed to the Company and the pharmaceutical industry by the COVID-19 pandemic; and

•	Oversight of work related to the Proposed Transaction, including leading the integration of the pre-closing Mylan and Upjohn management teams